Putnam High Yield Advantage
May 31, 2008

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended May 31, 2008, Putnam Management has assumed $921 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 8).


72DD1(000s omitted)	Class A	    $14,668
				Class B  		   398
				Class C		    32

72DD2(000s omitted)	Class M		10,364
				Class R		     1
				Class Y		 1,770

73A1				Class A		0.242
				Class B		0.219
				Class C		0.221

73A2				Class M		0.236
				Class R		0.237
				Class Y		0.248

74U1	(000s omitted)	Class A		75,455
				Class B		 1,733
				Class C		   271

74U2	(000s omitted)	Class M		42,118
				Class R		     8
				Class Y		 7,405

74V1				Class A		5.90
				Class B		5.82
				Class C		5.81

74V2				Class M		5.91
				Class R		5.91
				Class Y		6.05


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.